Exhibit 99.1

Media Relations:

For Immediate Release

Charles E. Coleman (626) 304-2014

communications@averydennison.com

Investor Relations:

Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com

AVERY DENNISON REPORTS

THIRD QUARTER 2003 RESULTS

Reported sales grow 9.3 percent to reach $1.2 billion;

Company posts earnings of $0.67 per share on a diluted basis

PASADENA, Calif. – October 21, 2003 – Avery Dennison Corporation (NYSE:AVY) today reported third quarter diluted earnings per share of $0.67, compared with $0.64 for the prior-year quarter, which included a special charge to earnings in the third quarter of 2002.

“Our third quarter results are consistent with the revised earnings expectation that we announced on September 18,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “As we indicated last month, weakened business conditions, particularly in markets in North America and Western Europe, persisted throughout the third quarter and affected virtually all of our core businesses. However, top-line growth at operations in the emerging markets of Eastern Europe, Asia and Latin America continued to be strong.”

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Key results for the third quarter of 2003 include:

•	Earnings per share, on a diluted basis, were $0.67, compared with $0.64 per share for the same quarter a year ago, which included a $0.10 per share, non-cash charge to earnings related to the disposition of fixed assets and lease cancellation costs. A positive impact from currency exchange rates contributed $0.02 per share to third quarter 2003 earnings.

•	Net income was $66.5 million, compared with $63.1 million in the third quarter of 2002, which included the non-cash charge.

•	Reported sales grew 9.3 percent to $1.2 billion for the third quarter of 2003 compared with $1.1 billion in the third quarter of 2002, primarily reflecting the favorable benefit of currency exchange rates and the impact of acquisitions net of divestitures.

•	Core unit volume growth was approximately 4 percent over the same period a year ago.

•	Operating margin declined by 20 basis points in the third quarter of 2003 compared with the third quarter of 2002, which included the negative impact of the special charge to earnings. On a sequential basis, operating margin declined 70 basis points compared with the second quarter of 2003. The margin decline is attributable to a more competitive pricing environment, reduced fixed cost leverage in domestic operations, and negative product and business mix, as well as higher manufacturing and supply chain costs associated with the integration of recent acquisitions.

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•	The year-to-date tax rate was 50 basis points lower than the previous quarter, declining to 27.5 percent in the third quarter from 28 percent in the second quarter, due to the geographic mix of the Company’s income in the quarter and the benefit of structural and operational changes.

Key results for the first nine months of 2003 include:

•	Earnings per share, on a diluted basis, were $2.08, compared with $2.03 for the same period in 2002. A positive impact from currency exchange rates contributed $0.10 per share to year-to-date earnings.

•	Net income grew 3.4 percent to $208.6 million, compared with $201.7 million in the first nine months of 2002.

•	Reported sales grew 15.3 percent to $3.5 billion, compared with $3.1 billion in the first nine months of the prior year, primarily reflecting the positive impact of currency exchange rates and acquisitions net of divestitures.

•	Year-to-date operating margin decreased approximately 90 basis points from the prior-year level.

•	Returns on investment remained strong, with annualized return on shareholders’ equity at 23.7 percent and annualized return on total capital at 15 percent.

The Pressure-sensitive Adhesives and Materials sector posted revenue growth of approximately 10 percent over the third quarter of 2002, with reported

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sales for the sector of $756.1 million. Approximately two-thirds of the incremental sales are attributable to the impact of currency exchange rates, primarily the Euro.

Sales in the European pressure-sensitive roll materials business increased at a mid single-digit rate before the impact of currency exchange rates. Top-line results for the roll materials business in Eastern Europe and China were especially strong, with both regions achieving sales growth of approximately 25 percent over prior-year levels. The Latin American roll materials business reported continued double-digit sales growth. The North American roll materials business reported a low single-digit rate of decline in sales compared with the prior year, driven by continued weak economic conditions.

The global specialty tape business reported strong sales growth, with double-digit increases excluding the impact of currency exchange rates, as it continued to introduce a variety of new products for medical and industrial applications. The graphics and reflective materials businesses achieved mid single-digit sales growth before the impact of currency exchange rates, with strong double-digit growth in the emerging markets and solid results in North American operations, which were offset by relatively flat sales growth in European operations.

Operating margin for the Pressure-sensitive Adhesives and Materials sector increased 120 basis points over the prior-year third quarter. The third quarter of 2002 included a non-cash charge to earnings which had a negative impact of 160 basis points on the sector’s operating margin.

The Consumer and Converted Products sector reported sales growth of approximately 7 percent over the same quarter a year ago, driven by the positive impact of acquisitions and currency exchange rates, which were partially offset by an

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overall sales decline of approximately 2 percent for core businesses in the sector. Reported sales for the sector were $506.1 million.

Sales in the worldwide office products business were down approximately 1 percent, reflecting an improvement over the 3 percent to 4 percent declines reported in the first two quarters of 2003. Point-of-sale results at the office products superstores declined at a low single-digit rate during the quarter. The retail information services business reported continued weak results for the third quarter, which were primarily attributed to a decline in new program sales during the third quarter driven by cautious retailers.

Operating margin for the Consumer and Converted Products sector declined 190 basis points from the prior-year third quarter. The third quarter of 2002 included a non-cash charge to earnings which had a negative impact of 90 basis points on the sector’s operating margin.

Avery Dennison said that it has revised its expectation for the fourth quarter of 2003 and it anticipates earnings to be in the range of $0.56 to $0.60 per share, before the expected net effect of a gain on divested operations and the impact of restructuring. The Company said that this projection for the fourth quarter assumes a benefit of $0.02 to $0.03 per share from currency exchange rates, and reported revenue growth from continuing operations in the range of 8 to 10 percent, driven primarily by currency exchange rates and last year’s acquisitions of RVL and L&E. The fourth quarter projection also assumes operating margin in the range of 7.5 to 8.5 percent, interest expense of approximately $14 million, and a tax rate of 27.5 percent.

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The Company said that the divestiture of its package label converting operations in Europe was recently completed. Before the benefit of an estimated $27 million pre-tax gain on the sale, the divestiture is expected to reduce earnings by $0.02 per share in the fourth quarter.

Avery Dennison announced that it is planning a variety of new measures to increase productivity and reduce expenses that are expected to result in cost savings in the range of $20 million to $25 million for 2004, rising to $30 million to $35 million in 2005. These actions include new headcount reductions at businesses throughout the Company, primarily in North American operations, in the range of 500 to 600 positions, which are unrelated to previously announced targets for headcount reductions. The Company said that it anticipates fourth quarter restructuring charges associated with these actions, which will partially offset the benefit from the gain on the sale of its package label converting operations.

“We are experiencing a relatively prolonged period of difficult business conditions and we are not assuming improvement in the economic climate through the end of the year. However, we are encouraged by the strides we are making to develop new sources of top-line growth, to significantly improve productivity and to aggressively reduce costs,” said Neal. “We are confident that our strategies are on track to provide increased sales growth and improved profitability over the long-term.”

“We are excited about the momentum and initial successes being achieved by our top-line growth initiative that has been introduced throughout the Company,” said Neal. “Teams of Avery Dennison employees, currently totaling more than 1,500 individuals around the world, have developed and launched new products and applications that have already generated incremental sales of approximately $15 million to $20 million to date, and we expect the efforts of this program to contribute at least $50 million of annualized incremental sales by the end of 2003.”

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Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2002 sales of $4.2 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to the subject matter; impact of Severe Acute Respiratory Syndrome (SARS) on the economy, the Company’s customers and business; financial condition and inventory strategies of customers; introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

For more information and to listen to a live broadcast or an audio replay of the

3rd Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 27, 2003	Sep. 28, 2002	Sep. 27, 2003	Sep. 28, 2002
Net sales	$1,204.1	$1,101.7	$3,531.5	$3,063.9
Cost of products sold	848.6	753.1	2,446.2	2,068.6

Gross profit	355.5	348.6	1,085.3	995.3
Marketing, general & administrative expense	253.3	237.5	765.9	670.8
Interest expense	13.9	11.9	43.3	30.9
Other (income) expense, net	0.2	15.2	(3.8)	15.2

Income from continuing operations before taxes	88.1	84.0	279.9	278.4
Taxes on income	23.3	22.9	77.0	82.2

Income from continuing operations	64.8	61.1	202.9	196.2
Income from discontinued operations, net of taxes	1.7	2.0	5.7	5.5

Net Income	$66.5	$63.1	$208.6	$201.7

Per share amounts:
Income per common share, assuming dilution:
Continuing operations	$0.65	$0.62	$2.03	$1.98
Discontinued operations	0.02	0.02	0.05	0.05

Net Income	$0.67	$0.64	$2.08	$2.03

Average common shares outstanding, assuming dilution	100.0	99.3	100.1	99.2

Common shares outstanding at period end	99.4	98.5	99.4	98.5

AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Third Quarter Ended
	NET SALES		OPERATING INCOME (1)		OPERATING MARGINS
	2003	2002	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials	$756.1	$687.0	$55.3	$41.6	7.3%	6.1%
Consumer and Converted Products (2)	506.1	470.9	60.8	65.5	12.0%	13.9%
Discontinued Operations	(14.0)	(12.8)	(2.4)	(2.6)	17.1%	20.3%
Intersegment Sales	(44.1)	(43.4)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(11.7)	(8.6)	N/A	N/A
Interest Expense	N/A	N/A	(13.9)	(11.9)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,204.1	$1,101.7	$88.1	$84.0	7.3%	7.6%

(1)	Operating income for the third quarter of 2002 includes asset impairment charges and lease cancellation costs of $15.2 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $11 million and the Consumer and Converted Products segment recorded $4.2 million.

(2)	Includes results from discontinued operations.

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Nine Months Year-to-Date
	NET SALES		OPERATING INCOME (1)		OPERATING MARGINS
	2003	2002	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials	$2,224.2	$1,877.6	$170.3	$153.5	7.7%	8.2%
Consumer and Converted Products (2)	1,482.8	1,351.0	190.6	191.5	12.9%	14.2%
Discontinued Operations	(43.9)	(37.7)	(7.9)	(7.5)	18.0%	19.9%
Intersegment Sales	(131.6)	(127.0)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(29.8)	(28.2)	N/A	N/A
Interest Expense	N/A	N/A	(43.3)	(30.9)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$3,531.5	$3,063.9	$279.9	$278.4	7.9%	9.1%

(1)	Operating income for 2002 includes asset impairment charges and lease cancellation costs of $15.2 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $11 million and the Consumer and Converted Products segment recorded $4.2 million.

(2)	Includes results from discontinued operations.

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

ASSETS	Sep. 27, 2003	Sep. 28, 2002
Current assets:
Cash and cash equivalents	$31.6	$28.9
Trade accounts receivable, net	774.6	731.8
Inventories, net	391.4	339.7
Other current assets	153.4	141.7

Total current assets	1,351.0	1,242.1
Property, plant and equipment, net	1,254.3	1,118.5
Goodwill, net	685.5	436.0
Intangibles resulting from business acquisitions, net	149.1	129.2
Other assets	519.5	480.4

	$3,959.4	$3,406.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$325.6	$268.9
Accounts payable	485.3	386.5
Other current liabilities	599.6	562.1

Total current liabilities	1,410.5	1,217.5
Long-term debt	891.3	768.7
Other long-term liabilities	395.8	399.8
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	643.9	740.2
Retained earnings	1,754.1	1,649.0
Minimum pension liability	(68.2)	(14.3)
Accumulated other comprehensive loss	(37.0)	(158.9)
Cost of unallocated ESOP shares	(13.6)	(13.7)
Employee stock benefit trusts	(544.7)	(667.8)
Treasury stock at cost	(596.8)	(638.4)

Total shareholders’ equity	1,261.8	1,020.2

	$3,959.4	$3,406.2

Certain prior year amounts have been reclassified to conform with the 2003 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	Sep. 27, 2003	Sep. 28, 2002
Operating Activities:
Net income	$208.6	$201.7
Less: income from discontinued operations	5.7	5.4

Income from continuing operations	202.9	196.3
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	104.8	93.1
Amortization	26.0	16.6
Deferred taxes	5.9	4.8
Asset impairment and net losses on sale of assets	3.8	15.2

	343.4	326.0
Changes in assets and liabilities	(76.9)	(11.9)

Net cash provided by operating activities from continuing operations	266.5	314.1

Investing Activities:
Purchase of property, plant and equipment	(148.3)	(70.6)
Proceeds from sale of assets	7.0	9.7
Payments for acquisitions	(9.5)	(220.9)
Purchase of software	(15.2)	(14.4)
Other	(4.5)	(10.3)

Net cash used in investing activities of continuing operations	(170.5)	(306.5)

Financing Activities:
Additional borrowings	414.5	404.8
Payments of debt	(398.3)	(319.9)
Dividends paid	(119.3)	(108.7)
Purchase of treasury stock	(0.1)	(5.0)
Proceeds from exercise of stock options, net	2.3	20.3
Other	12.0	11.4

Net cash provided by (used in) financing activities of continuing operations	(88.9)	2.9

Effect of foreign currency translation on cash balances	1.7	(0.7)

Increase in cash and cash equivalents	8.8	9.8

Cash and cash equivalents, beginning of period	22.8	19.1

Cash and cash equivalents, end of period	$31.6	$28.9

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